UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

April 10, 2017

MARINUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36576	20-0198082
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Radnor Corporate Center 100 Matsonford Road, Suite 304
Radnor, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (484) 801-4670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Marinus Pharmaceuticals, Inc. (the “Company”) has retained Lorianne Masuoka, MD as Chief Medical Officer, effective April 10, 2017.  Dr. Masuoka, age 55, served as Chief Medical Officer of InVivo Therapeutics from March 2015 until January 2017, Senior Vice President and Chief Medical Officer of Cubist Pharmaceuticals from July 2013 until January 2015, and Senior Vice President and Chief Medical Officer of Nektar Therapeutics from August 2009 until August 2012.  From August 2012 until April 2017, Dr. Masuoka provided clinical development consulting services to various companies in the areas of neurology, epilepsy, oncology, pain and spinal cord injury.  Dr. Masuoka holds a Bachelor of Science and a Doctor of Medicine degree from University of California — Davis.  As Chief Medical Officer, Dr. Masuoka will oversee the Company’s clinical programs.  A press release announcing Dr. Masuoka’s appointment to the Company is attached as Exhibit 99.1 to this report.

On April 10, 2017, we entered into an employment agreement with Dr. Masuoka.  The principal terms of Dr. Masuoka’s employment agreement are as follows:

•                  base salary of $365,000 per year;

•                  annual performance bonus in an amount up to 35.0% of base salary based on the achievement of certain performance goals established by our Board or the compensation committee; and

•                  stock options and awards as part of our equity incentive programs

Upon a termination of Dr. Masuoka’s employment by us without cause or a resignation by Dr. Masuoka for good reason, Dr. Masuoka is eligible to receive a continuation of her base salary for nine months, with an accelerated payment of any balance upon a change in control as defined in the agreement, subject to her execution and delivery of a general release of claims.  If such termination occurs within three months before or within twelve months after a change in control the severance payable increases to an amount equal to her base salary for a period of eighteen months payable in a lump sum. Upon such termination, Dr. Masuoka is also eligible to receive payment or reimbursement of her medical insurance premiums at the same level as was in effect on the termination date for a period of nine months, which period increases to eighteen months if the termination of employment occurs three months before or twelve months after a change in control.

Termination for “cause” under Dr. Masuoka’s employment agreement generally means termination of Dr. Masuoka by us for: (i) her misuse of alcoholic beverages, controlled substances or other narcotics, which misuse has had or is reasonably likely to have a material adverse effect on our business or financial affairs or our reputation; (ii) failure to cooperate with us in any investigation or formal proceeding; (iii) the commission of, or a plea of guilty or nolo contendere with respect to, or conviction for, a felony (or any lesser included offense or crime in exchange for withdrawal of a felony indictment or charged crime that might result in a penalty of incarceration), a crime involving moral turpitude or any other offense that results in or could result in any prison sentence; (iv) adjudication as an incompetent; (v) a breach of any material term of the employment agreement; (vi) violation in any material respect of any of our rules, regulations or policies; (vii) gross insubordination; (viii) engaging in any conduct, action or behavior that, in the reasonable opinion of our Board, has had a material adverse effect on our reputation; (ix) any continued or repeated absence; or (x) misappropriation of any funds or property.

Termination for “good reason” under Dr. Masuoka’s employment agreement generally means termination by Dr. Masuoka for (i) any material failure by us to comply with any material term of the employment agreement; (ii) the demotion of Dr. Masuoka to a lesser position or a substantial diminution of Dr. Masuoka’s authority, duties or responsibilities or (iii) a material diminution of her base salary and benefits, except under certain limited circumstances.

Dr. Masuoka is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans as approved from time to time by our Board. Dr. Masuoka’s employment agreement contains customary non-solicitation and non-competition covenants, which covenants remain in effect for nine months following any cessation of employment with respect to Dr. Masuoka.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this report.  The description of the Employment Agreement is a summary only and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01.                                        Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated as of April 10, 2017 between the Company and Lorianne Masuoka, M.D.

99.1	Press Release, dated April 11, 2017, of Marinus Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Edward Smith
Edward Smith,
Vice President, Chief Financial Officer,
Secretary and Treasurer

Date:  April 12, 2017